Exhibit 10.4

Collective Bargaining Agreement

Between

Greektown Casino, LLC

And

Casino Hotel Industry Police
(CHIP)
Amalgamated Local #1227

The International Union, Security Police Fire Professionals
Of America
(SPFPA)

JUNE 13, 2008-JUNE 13, 2012

TABLE OF CONTENTS

PAGE NUMBER	ARTICLE	TITLE

1	Article 1	Preamble
1	Article 2	Purpose of the Agreement
1	Article 3	Recognition and Coverage
1	Article 4	Severability
1	Article 5	Union Security
2	Article 6	Dues Check-Off
3	Article 7	Management Rights
5	Article 8	Union Representation
7	Article 9	Fair Employment Practices
7	Article 10	Safety, Security, and Health
8	Article 11	Bulletin Boards
8	Article 12	Hours of Work and Overtime
9	Article 13	Seniority
11	Article 14	Layoff and Recall
12	Article 15	Discipline
14	Article 16	Grievance Procedure
17	Article 17	Labor/Management Committee
17	Article 18	No Strikes/Lockouts
18	Article 19	Job Openings and Bidding
18	Article 20	Lunch and Relief
18	Article 21	Uniforms and Equipment
20	Article 22	Wages
21	Article 23	Gaming Licenses
21	Article 24	Training
24	Article 25	General Provisions
30	Article 26	Letter of Understanding
31	Article 27	Funeral Leave
31	Article 28	Health and Insurance Benefits
35	Article 29	401(K) Retirement Plan
37	Article 30	Dependent Care and Work-Life
38	Article 31	Leaves of Absence
43	Article 32	Jury Duty or Court Appearance
44	Article 33	Michigan Gaming Control Board
45	Article 34	Successorship
46	Article 35	Permanent Facility

46	Article 36	Non-Disclosure of Information
47	Article 37	Terms of Contract Renewal
48		Dedication Page
49	Side Letter #1	Article 20 Lunch and Relief
50	Addendum I	Dues Authorization Card
51	Side Letter #2	Merger of Outside & Inside Classification
52	Side Letter #3	Hotel Security
53	Side Letter #4	EMT Issues
54	Side Letter #5	Minor Access into the Casino
55		Memorandum of Understanding
56		Topics of Understanding
59		Complete Agreement

ARTICLE 1
Preamble

1.1

This Agreement is entered into by and between Greektown Casino, LLC., dba Greektown Casino (Referred to as “Greektown Casino” or the “Company” or “Employer”) and the INTERNATIONAL UNION, SECURITY, POLICE, FIRE PROFESSIONALS OF AMERICA (IUSPFPA), and its Amalgamated Local #1227 (hereinafter referred to as the “Union”). Except as otherwise expressly provided herein, the provisions of this Agreement shall be effective upon execution by the parties.

ARTICLE 2
Purpose of the Agreement

2.1

It is the intent and purpose of the parties hereto set forth the basic agreement covering rates of pay, hours of work, and all other conditions of employment to be observed between the parties hereto. The Company, the Union and Security team members, as defined in ARTICLE 3, 3.1, Recognition and Coverage, must abide by the conditions agreed herein.

ARTICLE 3
Recognition and Coverage

3.1

The Company recognizes the Union as the exclusive collective bargaining agent for all non-supervisory Security team members. The term or “team member” as used in this Agreement includes all hourly paid Security Officers, Outside Security Guards, Hotel Security Officers, Security EMT Officers, Night Club Security Officers, and all team members who work under this Agreement, but excluding Lead Security Officers, Security Investigators, Supervisors, Managers, Directors, Office Clericals, and Security Training Coordinators.

ARTICLE 4
 Severability

4.1

Should it be determined that any provision of this Agreement violates or conflicts with State or Federal law, such provision shall be null and void, but the reminder of this Agreement shall remain in effect (including but not limited to Michigan Gaming Control Board (MGCB) Administrative Rules, or MGCB’s Minimum Internal Control Standard, and/or “The Company’s” Internal Control Standards).

ARTICLE 5
Union Security

5.1

All team members shall, as a condition of employment, beginning on their 30th calendar day of employment, join the Union. The team members will be allowed a grace period of ten (10) calendar days past the 30th calendar day of employment to join the Union.

5.2

Team members meet the requirement of being members in good standing of the Union, within the meaning of this Article, by tendering the periodic dues and initiation fees uniformly required as a condition of acquiring or retaining membership in the Union, or in the alternative, by tendering to the Union financial core fees and dues, as defined by the U.S. Supreme Court in NLRB v. General Motors Corporation, 373 U.S. 734 (1963) and Beck v. Communications Workers of America, 487 U.S. 735 (1988).

5.3	Team members who are rehired, reinstated, or transferred into positions covered by the term of the Agreement, fall under Section 5.2.

5.4

Team members who are on their ninety day (90) probationary period, will join the Union as stated in Section 5.1. But only to the extent that they are paying the periodic dues and initiation fees uniformly required of all Union members.

	A.	These probationary team members will be fully covered under this agreement on their ninety-first (90th) day of employment.

ARTICLE 6
Dues Check-Off

6.1

The Company agrees to deduct from one pay period of each month, Union Membership dues and initiation fees levied by the Union for each team member who has executed an authorization card for such deductions. The Union shall advise the Company in writing as to what the initiation fees and the membership dues are.

6.2

All sums collected in accordance with such signed authorization cards shall be remitted by the Company to the Financial Secretary/Treasurer of the Local Union No. 1227 no later the 15th of the month subsequent to the month in which such sums were deducted by the Company.

6.3	The Company will notify the Union on a monthly basis of all new hires and terminations.

6.4

The dues check-off authorization card is to be executed and furnished to the Company by the Union. A copy of the Official Union Dues Authorization for check-off of dues shall be attached to and be made part of this Agreement as an appendix. No other form shall be accepted by the Company unless a substitute is mutually agreed upon by the parties. The Company shall deduct Union dues from a team member’s pay check provided that an executed dues check-off authorization card is received by the 15th of the month proceeding the month during which deductions are to commence. If the authorization card is received after the 15th of the month, the Company will make every reasonable effort to deduct the dues as soon as practicable.

6.5

The Union accepts full responsibility for authenticity off each dues check-of card submitted by the Union to the Company. Any dues check-off cards which are incomplete or found to be in error shall be disregarded by the Company, and returned to the Union for correction.

6.6

The Union agrees that upon receipt of proof, that any Union deductions made by the Company that have been incorrectly transmitted to the Union, will be refunded to the team member by the Union. The Union further agrees to indemnify the Company and hold it harmless against any and all claims, suits, demands or other forms of liability which may be made against it by any party for amounts deducted from wages as herein provided, or any other conduct authorized or required by ARTICLE 5 or 6.

6.7	No deductions of the Union dues will be made form the wages of any team member who has been transferred to a job classification not covered under this Agreement, or who is on non-active pay status.

A.

Upon return to job classification covered under this Agreement, deductions from future wages shall be automatically resumed, provided that the team member has not revoked his/her status in accordance with this Agreement and the National Labor Relations Act, as amended.

6.8

Deductions of membership dues shall be made, provided there is a balance in the check sufficient to cover the amount after all other deductions authorized by the team member or required by law have been satisfied. In the event of termination of employment, the obligation of the Company to collect dues shall not extend beyond the period covered by the team member’s last check.

ARTICLE 7
Management Rights

7.1	Management of the Company and direction of the security force is exclusively the right of the Company.

7.2	The Company’s rights include the right to:

	A.	Hire.

	B.	Determine the number of and location of posts.

	C.	Direct the working forces and manage the Company.

	D.	Assign work.

	E.	Discontinue, temporarily or permanently, any posts.

	F.	Promote, demote, transfer, discharge, discipline or suspend for Just Cause.

	G.	Require team members to observe reasonable Company rules and regulations presently in effect, or any changes or modifications that may occur.

	H.	Determine the size of the work force, including the number of team members assigned to any particular shifts.

	I.	Determine when overtime shall be worked.

	J.	The Company shall have just cause to discipline, suspend, discharge and deny employment, reemployment and/or reinstatement of any team member,

		1.	pursuant to the direction, requirement or order of the Michigan Gaming Control Board and/or its representatives or agents;

		2.	due to the team member’s failure to procure and/or maintain a current, valid occupational license issued by the appropriate government agency; and/or

3.

pursuant to the direction, requirement or order of any governmental agency, office, regulatory body or court, and/or its representatives or agents, which has jurisdiction over the Greektown Casino. The Union will be provided with documentations of any of the above actions, whenever such documentation is provided to the Company, and is authorized for release.

7.3

Except as specifically modified in this Agreement, all rules, policies and obligations established by the Company, which are currently in effect, shall be applicable to the Security team members covered by the terms of this Agreement, including but not limited to the Company’s drug testing policy. Provided, however, that in the event of a conflict between any provision of this collective bargaining agreement and a rule, policy or obligation established by the Company, the provision contained in this collective bargaining agreement shall control. The Union may grieve and/or arbitrate the reasonableness of Company rules, policies and obligations applicable to Security team members covered by the terms of this Agreement, promulgated in the future. In addition, the Union will receive fourteen (14) days advance written notice of changes to disciplinary rules. Upon the Union’s request, the parties shall meet and discuss the same. In the event that such discussions have not concluded and/or issues or objections are unresolved, the Employer can implement the changed disciplinary rules.

ARTICLE 8
Union Representation

8.1

All new team members are required to attend a Company new hire orientation session. A representative of SPFPA will be allowed the opportunity to meet with new team members in the Security Officer position after the end of the orientation session, for a period of up to thirty (30) minutes. A team member’s participation in such meeting shall be voluntary. Time spent in such meeting shall not be paid by the Company and shall not be considered “hours worked” for any reason.

8.2

Not more than two (2) team members and one (1) alternate team member from shift will be selected as Stewards by the Union. In addition, one (1) team member will be selected as Chief Seward to represent all the shifts.

	A.	The Union may appoint team members as Acting Stewards when required.

	B.	The Union will keep the Company advised, in writing, of the identity of the Union Stewards, as well as the local executive board members representing the Union.

	C.	Only team members who are currently holding these positions will be recognized by the Company as representing the Union.

	D.	The Union shall advice the Company in writing regarding the scope and Limitation of the Stewards’ and Chief Steward’s authority.

8.3

Designated Stewards will be permitted to inspect team members’ Human Resource records only with written permission of the affected team member(s), subject to the requirements of law and limitations imposed by any legal or regulatory body, agency or office.

8.4

The Company shall allow the designated Union Stewards a reasonable amount of time during normal working hours, without loss of regular pay, for the purpose of performing their designated grievance procedure functions in their respective areas on the premises of the Company. The Union Steward’s activities may not interfere with regular business operations. Union Stewards shall be permitted reasonable access to the members they represent. The Union Steward shall obtain prior approval (which shall not be unreasonably withheld) from the appropriate supervisor(s) prior to entering a work area for the purpose of investigating grievances. The Union Steward shall indicate in a manner prescribed by the Company time spent engaging in such activities. Such time off from work shall only be taken when the matter reasonably cannot be handled during non-working time and shall not interfere with the operation of the business. Steward shall be excused from work to attend union meeting without pay upon giving at least reasonable notice to the Employer.

8.5

Official representatives of the Union, with prior notification and permission of the Company which shall not be unreasonably withheld, subject to the requirements of law and limitations imposed by any court or regulatory body, agency or office, its agents or representatives, will be allowed to visit employees on the job for the purpose of determining that this Agreement is being upheld, provided that a Company representative is available to escort the Union Representative.

A.

The Company shall provide written notification to the Union regarding the entrance(s) through which Union representatives shall enter, and badging or other requirements, if any as imposed by a court or regulatory body, agency or office. Union representatives shall comply with the terms set forth in the Company’s written notification, which may be modified from time to time, as provided above. The Company will provide a Company Representative to escort and remain with the Union Representative during the Union Representative’s visit.

B.

The Company, upon written request of the Union, will make a reasonable attempt to arrange access for the Union representatives to enter restricted areas for examination of the facility in connection with a specific grievance or dispute.

8.6

Union officials and stewards may be allowed reasonable time off to attend Union functions without pay, provided there is at least five days written notice to the Company and provided that such absence would not interfere with business operations. Such time off will count as hours worked for the purpose of vacation accrual.

	A.	The number of team members absent under this Paragraph shall not exceed two (2) team members, per shift, on any one date.

	B.	An exception being an unusual circumstance not allowing the proper notice.

8.7	No team member shall engage in Union business during working hours unless authorized in writing by the Company.

8.8	The Company will in no way discriminate against:

	A.	Any team member for presenting a grievance;

	B.	Any authorized Union representative, who from time to time may represent Another team member(s).

8.9	To permit the Union to properly and efficiently carryout its responsibilities, the Employer shall provide the following information to the union:

a.

When a Team Members are hired into the bargaining unit, the Employer shall provide to the Union the Team Members name, Social security number, address, department, phone number, job title, date of birth, sex, and hire date.

	b.	Upon request, the employer, in accordance with the National Labor Relation Act will provide the Local Union President with relevant information and access the video necessary to process grievance.

c.

The Employer shall furnish the Union with a monthly list of all Team Members in the bargaining unit, including each Team Member’s name, birth, sex, job status, and date of hire. This report shall be in computer-readable electronic form in an agreed upon format.

ARTICLE 9
Fair Employment Practices

9.1	The Union and the Company agree not to engage in any discrimination which is prohibited under State or Federal Law.

9.2	The Company may establish a supervisory mentoring program, in which team members may volunteer to or be encouraged to participate.

9.3

The Union and the Employer agrees that courtesy in day to day communications between Employees, Supervisors, and Managers of the Employer should always be present in Employer-Employee relationships. The Union and the Employer agree that Employees, Supervisors, and Managers should treat each other with dignity and respect at all times.

ARTICLE 10
Safety, Security, and Health

10.1

It is the policy of the Company to provide the team members with a safe working environment in compliance with applicable law and good common sense. All team members are required to comply with safety codes and requirements regarding the wearing of safety and protective equipment in performance of duties.

10.2	The Company has established a company-wide safety committee to which SPFPA are allowed to attend.

ARTICLE 11
Bulletin Boards

11.1	The Company shall provide the Union with a bulletin board with the understanding that the Union shall neither post nor distribute any letters, handbills, or notices anywhere but such bulletin board.

11.2	Bulletin board notices shall be restricted to:

	A.	Notices of union recreation and social affairs.

	B.	Notice of union elections and results of said elections.

	C.	Notice of union appointments and union meetings.

	D.	A copy of the collective bargaining agreement and other official union postings.

ARTICLE 12
Hours of Work and Overtime

12.1	Full-time team members shall be defined as team members who regularly work thirty-two (32) hours or more in a work week.

12.2

Overtime that is scheduled in advance shall be offered to qualified team members, and in the absence of volunteers may required reverse order of seniority, except that overtime may be offered or required of the team member performing a particular job if time or other circumstances do not permit seniority order.

A team member who has been called into work overtime must be notified either orally or in writing if that overtime offered to him/her has been canceled. It is each team member’s responsibility to provide the Company with a current telephone number where the team member can be contacted and a message left, for purposes of this notification. Notice shall be deemed to have been given if a message is left at the number provided. The team member must receive said notice two (2) hours notice prior to the time the team Member is to report to work. The company shall compensate the employee two (2) hours straight time pay if the two (2) hour notice is not given; no such payment shall be owed if the team member has failed to provide a working and current telephone number to the Company.

12.3

The provision above shall not apply if the Company is unable to advise the team member not to report to work due to acts of God, fire, snow storm, flood, power failure, down utility lines, etc., or other conditions or causes beyond the control of the Company.

12.4

It shall be understood that each team member may be required to perform overtime duty; scheduled overtime shall be distributed in an equitable manner and there shall be an attempt to equalize such overtime on each shift throughout the Security Department.

A.

Full-time team members shall attempt to be contacted, as agreed to by the parties, from list of contact numbers maintained by the Company. Each full-time team member shall be allowed no more than one (1) form of contact (telephone numbers, pager numbers, cellular telephone, etc.) on the list maintained by the Company.

	B.	Records of all hours worked and refused shall be kept and added together for the purpose of equalization.

	C.	“Make up” opportunity shall be the sole remedy for out of spread situations.

12.5

Management will make every effort to provide as much advance notification to Team Members when overtime is known to be required or such possibility is extremely probable. If there is a pattern of required overtime with any classification The parties will confer on a solution.

ARTICLE 13
Seniority

13.1	Seniority shall be defined as the total length of time a team member has continuously been employed at Greektown Casino as a full-time team member in the bargaining unit.

	A.	Seniority for team member hired on the same dates shall be determine by the last four (4) digits of their social security number, the lower number being the most senior.

13.2

A newly hired team member shall be a probationary team member until he/she worked for the Company for ninety (90) consecutive calendar days. After he/she has worked such a period, seniority status will initiate as of the date to hire.

13.3

During the probationary period, the team members may be discharged without recourse through grievance and arbitration procedures; however, no team member shall be discharged in violation of any State or Federal law.

13.4

The Local President, Chief Steward and Shift Steward will have super seniority for the purpose of lay-off and recall. The Local President shall be allowed to yearly pick their shift irregardless of seniority and all union/management meetings will be conducted during normal (daytime) business hours.

13.5

All things being equal, days off, and shift openings shall be bid, once per year in June, with seniority as a consideration. Team members who are “bumped”, due to manpower adjustments between shifts, will be placed into RDO opening by seniority.

13.6	To the extent openings on shifts exist, such openings will be posted with RDO’s. When an opening for a shift is posted, the posting shall remain in place for a period of seven (7) calendar days.

13.7	A team member’s seniority shall be lost and name shall be removed from the Company’s payroll and seniority list for any of the following:

	A.	If the team member quits.

	B.	If the team member is discharged for just cause and the discharge is not changed or reversed.

	C.	If the team member is absent from work for three (3) consecutive work days without notifying the Company.

	D.	If the team member fails to return to work upon recall on the date specified in the recall notice.

	E.	If the team member fails to return to work at the conclusion of an approved leave of absence.

	F.	If the team member is laid off for a period equal to the team member’s length of service, or one (1) year, whichever is less.

ARTICLE 14
Layoff and Recall

14.1

Reduction in Force; In the event of a reduction in force, team members shall be laid off in reverse order of seniority in the bargaining unit, with probationary team members laid off first, followed by part-time team members and then full-time team members with the least seniority in the bargaining unit.

14.2

In the event that a vacancy arises within six (6) months of a reduction in force, non probationary team members who possess a current and valid occupational license and are available to commence work immediately shall be recalled in order of seniority in the bargaining unit.

14.3

Recall notice shall be sent to team members via certified mail return receipt requested. The notice shall be sent to the address the employer has on file in its human resources office. It shall be the responsibility of the team member to verify the accuracy of the employer’s record of the team member’s address prior to leaving the employer’s facility upon the commencement of a reduction in force, and to advise the employer’s human resources office via certified mail return receipt requested of any change in address while on layoff.

14.4

The team member shall express his/her intent to return to work by the fifth day following the date the recall notice is postmarked, and shall report to work on the date and time specified in the recall notice, which shall be between four and seven days from the date the recall notice is postmarked. A team member shall be eligible for recall only if he/she possesses a current and valid occupational license and is available to commence work on the date specified in the recall.

14.5

A reduced workweek may be instituted for members of the bargaining unit as a means of adjusting to a lack of work, provided that first, the Company takes volunteers willing to work a reduced workweek and second, if a sufficient number of team members do not volunteer, the Company may assign team members to reduced workweek(s), provided that the Company does so by seniority.

ARTICLE 15
Discipline

15.01	Cause for Discharge

a.

A Team Member, who has successfully completed the probationary period, shall only be disciplined and/or discharged for just cause. Disciplinary actions may be progressive and may include but are not limited to: written counseling, suspension and discharge. The parties agree that progressive discipline normally requires that a Team Member be given an opportunity to correct the deficiency, but that within the principle of progressive discipline, certain conduct may warrant immediate suspension or discharge when appropriate. This type of conduct includes, but is not limited to, dishonesty, incompetence, misconduct, insubordination, serious discourteous conduct toward a guest, walking off the job during a shift without prior permission, or drinking alcohol or use of controlled substance, or being under the influence thereof, during the Team Members shift.

b.

When a Team Member who has completed the probationary period is disciplined including discharge, the reason will be given in writing to the Team Member and a copy of the written notice will be sent to the Union within seventy-two (72) hours of the suspension/discharge. Upon request by the Union, legible copies of documents not previously given to the Union, relevant to discipline or discharge, shall be provided to the Union.

15.02	Warning Notices.

Warning notices issued to Team Members must specify the events or actions for which the warning notice is issued. Warning notices shall be issued to Team Members as soon as possible after the Employer is aware of the event or action for which the warning notice is issued and has a reasonable period of time to investigate the matter. A copy of any written warning notice shall be issued to the Team Member and a copy to the Union. The Team Member shall be required to sign all notices for the purposes of only acknowledging receipt and may include a rebuttal statement in addition to his/her signature.

15.03

Both the Employer and the Team Member will approach the disciplinary process in a professional and respectful manner. No Team Member shall be discharged while on scheduled vacation or scheduled day off.

15.04

Disciplinary suspensions, warning notices, written customer complaints, and reports of outside nongovernmental agencies or of the Employer’s own security force concerning the conduct of a Team Member may not be used as a basis of any subsequent discharge of disciplinary action twelve (12) months after the date of issuance. Nothing contained in this section shall preclude the use of information contained in a Team Members’ personnel file in any administrative or judicial proceeding.

15.05

Upon a Team Member’s request, a Union representative shall be present at an interview, investigation or meeting regarding disciplinary action where that Team member has a reasonable belief that he/she will be disciplined as a result of the interview, investigation or meeting. The Employer will not require or request a Team Member to resign, or to sign a confession or statement concerning the Team Member’s conduct, unless the Team Member is first given an opportunity to have a Union representative present and the Union Representative appears without undue delay, if the Team Member so requests. Upon request, the Employer, in accordance with the National Labor Relations Act, shall provide the Union relevant information necessary to process grievances.

15.06	The union shall have the sole, right, to take a suspension and/or discharge as a grievance to Step II of the Grievance Procedure.

15.07

Any employment action taken as a required result of the loss of a required license or a directive from the Michigan Gaming Control Board, or an agent thereof, shall not be subject to the provisions of this Article. In such a case, the Employer will, upon request, promptly provide the Team Member and the Union with available documentation of the required action.

15.08

Upon request, a Team Member may arrange an appointment with the Human Resource office to review his or her personnel file. The Team Member must provide reasonable notice of this request, and must engage in the review when he or she is not scheduled to work. The Team Member may add a rebuttal statement to the file, and may have a copy of the file provided they pay the cost of duplication.

15.09	When a suspension is to be invoked, the suspension shall begin immediately following the decision to discipline and shall be consecutive days.

ARTICLE 16
Grievance Procedure

16.01	Grievances.

For purposes of this Agreement, a grievance is a written dispute, claim or complaint over the meaning, interpretation or application of alleging a violation or misapplication of any provision of this Agreement.

16.02

The Employer and the Union agree that Team Members shall attempt to resolve issues or concerns with their supervisor prior to initiating a formal written grievance. If the Team Member’s issues or concerns are not resolves informally, the Team Member may proceed to Step 1 of the grievance procedure.

a.	Step I.

Within fourteen (14) calendar days after the occurrence of the event giving rise to the grievance, or from the date the Team Member or the Union reasonably should have known of the event, the Team Member or the Union will give written notice, on the form provided, of the basis for the grievance. Within seven (7) calendar days after filing the grievance. If the Team Member desires representation, the Team Member may request assistance from a Union Steward and/or Union representative. A Human Resources representative may participate at this meeting.

b.	Step II.

If the issue is not resolved at Step I, the Team Member shall meet, within seven (7) calendar days of the Step I meeting, with the Shift Manager’s/Director designee to resolve the issue. A Human Resources Representative shall, in writing, respond to the Team Member’s grievance within seven (7) calendar days of the Step II meeting.

c.	Step III.

If the issue is not resolved at Step II, the Team Member shall, within seven (7) calendar days of the Step II meeting, meet with the Vice President/Department Head or Vice President’s/Departments Heads designee to resolve the issue. A Human Resources representative shall respond to the Team Member’s grievance in writing within seven (7) calendar days of the Step III meeting.

d.	Steps I-II.

Settlements reached at Step I-II shall be considered non-precedential, unless the Vice President of Human Resources and the Union representative agree that the settlement shall be reduced to writing and may be used as a precedent in the future. If the settlement is reduced to writing, the written settlement shall be signed and dated by both the Vice President of Human Resources and the Union representative.

e.

Grievance resolved at any step of the grievance procedure as contained in this Agreement shall be final and binding on the Employer, the Union, and any and all Employees involved in the particular grievance.

f.

Grievances shall be processed from one step to the next within the time limit prescribed in each of the steps. Any grievance upon which a disposition is not made by the Employer within the time limits prescribed or any extension which a disposition is not made by the Employer within the time limits prescribed or any extension which may be agreed to, shall be referred to next the next step in the grievance procedure, the time limit to run from the date when time for disposition expired. Any grievance not carried to the next step by the Union within the prescribed time limits or such extension, which may be agreed to, shall be automatically closed upon the basis of the last disposition.

g.

Disciplinary action shall be deemed final and automatically closed unless a written grievance is filed within fourteen (14) calendar days from the time such action was taken. Grievances regarding discipline of discharge may be commenced at Step II of the grievance procedure and be advances and processed out of order.

h.

All claims for back wages shall be limited to the amount of wages that the Team Members would otherwise have earned less any unemployment compensation or compensation for personal services that such employee may have received during the period in question.

16.03		Arbitration.

	a.	The arbitral forum here established is intended to resolve disputes between the parties only over the interpretation or application of the matters, which are specifically covered in this Agreement.

b.

The arbitrator shall have no power to add to, subtract from, or modify any of the terms of this Agreement or any Supplementary Agreement. In the event a case is appealed to an arbitrator and he/she finds that he/she has no power to rule on such case, the manner shall be referred back to the parties without decision or recommendation on the merits of the case.

	c.	The arbitrator’ decision shall be final and binding on the Union, Team Members, and the Company.

d.	Arbitration Procedure.

If a grievance is not resolved pursuant to this Article, either party may submit the matter to final and binding arbitration within ten (10) calendar days of the decision of the Vice President of Human Resources or the Vice President of Human Resources designee under Step III of Section 16.02 above.

e.	Selection of Arbitrators

Not later than ten (10) calendar days after the Union serves the Company with written notice of its intent to appeal a grievance to arbitration, the Union shall request the Federal Mediation and Conciliation Service FMCS to furnish a list of qualified and impartial arbitrators, who shall be members of the National Academy of Arbitrators, and work or reside in the State of Michigan. The parties shall then select an arbitrator pursuant to the rules established by the FMCS.

f.	General.

	1.	The procedures shall be pursuant to the voluntary arbitration rules of the FMCS.

	2.	Each Party will bear its own costs and will share equally the fees and expenses of the arbitration.

	3.	The arbitrator shall be notified in writing of his/her selection, and shall have no authority, jurisdiction or power to amend, modify, nullify or add to the provisions of this agreement.

4.

The award of the arbitrator shall be final and binding upon the Employer, the Union and the Team Member(s) involved. The expenses and fees of the arbitrator shall be shared equally by the Employer and the Union.

16.04	Mitigation of Damages.

If a team Member is separated by the Employer, and alleges that the separation was not for just cause, the Team Member must mitigate any potential damages the Employer may eventually owe that Team Member.

16.05	All time limits in the above procedure may be waived by the mutual written agreement of the parties.

16.06	The Employer shall pay all back awards and settlements within the pay period following the parties execution of a written agreement setting forth the specified amount of money to be paid.

ARTICLE 17
Labor/Management Committee

17.1	It may prove beneficial to hold quarterly meetings. All scheduled meeting times and locations shall be mutually agreed upon by both parties.

17.2	Recognized representative of the Union shall not be paid for time spent in mutually agreed upon meetings that occur during the team member’s regularly scheduled shift.

ARTICLE 18
No Strikes/Lockouts

18.1

The union, collectively and each team member individually, agrees they will not, during the term of this Agreement, call, engage in or sanction in any way a strike or any interference with or interruption of the Company’s operations for any reason. Neither the Union collectively nor individual team members will call, engage in or sanction any strike, sympathy strike, work stoppage, slow-down, picketing, sit-down, sit-in, boycott, handbilling, refusal to handle merchandise, protest, demonstration or refusal to perform job functions as required or directed by the Company. Among other things, the Union expressly agrees that neither the Union collectively nor individual team members will engage in any conduct, activities, protest, or other efforts than are intended to or have the effect of disrupting the quiet enjoyment of any third parties doing business with the Company, including, but not limited to, the Company’s tenants, joint ventures, third party management companies or their assignees or replacements or guests, in or about the premises of the Company, or directed at customers of the Company or of other business on its property or using the name of the Company. The Union collectively, and the team members individually, hereby expressly waive any statutory right they may have to engage in any such activity during the term of this Agreement.

18.2	The company agrees, during the term of this Agreement, that no lock out against any or all of the team members shall take place.

18.3

Any violation of Section 18.1 or 18.2 of this Article shall not be subject to the Grievance and Arbitration procedures of this Agreement. However, the Union may pursue the grievance and arbitration procedure in the event that a team member is disciplined or discharged for engaging in conduct allegedly in violation of Section 18.1

ARTICLE 19
Job Openings and Bidding

19.1

All promotions to positions covered by the terms of this Agreement shall be posted for seven (7) days. It is policy of the Company to promote team members to higher paid positions from within the bargaining unit based on seniority provided the team member has the ability to perform the job and a satisfactory employment record and meets licensure requirements.

ARTICLE 20
Lunch and Relief

20.1	Team members will receive two (2) thirty minute breaks, one generally given in the first part of the shift, one given in the second part of the shift.

20.2	If an Officer loses break/lunchtime to perform security duties the lost time will be made up in a reasonable time, subject to business needs.

ARTICLE 21
Uniforms and Equipment

21.1

The Company agrees to provide at their sole cost all required uniforms and equipment, excluding shoes. The cost of replacing articles that are misplaced, stolen, or damaged, as the result of the team member’s negligence, or intentional misconduct shall be borne by the team member.

21.2

All uniforms and equipment that were purchased by the Company shall be returned to the Company upon separation, or termination. Failure to return any of the articles will result in the cost being deducted from any monies due the team member from his final paycheck.

21.3	Company-issued uniforms will be cleaned by the Company at the Company’s expense.

21.4	Certain jobs will require team members to acknowledge receipt of and provide of their uniforms. Team member may not alter or modify uniforms that have been issued to them.

21.5	Uniforms are Company property and must be returned upon separation. Terminated team members who do not return their uniforms will be responsible for the cost of the uniform.

21.6

It is a violation of Company policy to wear the Greektown Casino uniform while off duty for any reason, with the exception that team members may wear their uniforms to and from work. This policy applies to any and all garments that bear any items or marks that identify either the Company or individual position. For the purpose of this policy, off duty will begin when the team member has left Company premises with no intention of returning until the beginning of their next scheduled shift.

21.7

Officers must, at all times, wear furnished uniforms which clearly display them as “Security” for Greektown Casino. They may not wear outer garments which are not approved and interfere with their identity, as such. Failure to do so may result in disciplinary action.

Article 22
Wages

Year 1	June 2008	$16.74
Year 2	June 2009	$17.24
Year 3	June 2010	$17.75
Year 4	June 2011	$18.28

New Hire:

Upon hire, employees will receive the new hire “pattern” rates, as set forth in Motor City Casino settlement, until they have completed 36 months of continuous service at which time they will go to the established top rates.

The Company reserves the right to increase the starting wage to allow them to be competitive in the market for quality employees.

Wages:	Wages will be increased for the first year with the effective date of this agreement. All subsequent increases will occur in the 3rd (third) pay period of June.

	*	The existing differential for EMT will remain $1 per hour. No current officer will take any pay cut by virtue of this agreement.

	*	The current $2.00 differential between Inside and Outside Officers will be maintained until the classifications are merged.

Upon ratification each current employee on the active rolls will receive a paid ratification day off and may utilize a paid Birthday day off (within the first two years of this agreement) 2 attendance points reduction, upon ratification, for all employees who have 7 or below current points, no attendance suspension prior to one year of this agreement, and this does not apply to the “3 points or less” perfect attendance agreement.

ARTICLE 23
 Gaming Licenses

23.1	Greektown Casino will pay the fee for a Team Member’s Michigan Gaming Control Board (“MGCB”) occupational license required to work at Greektown Casino, as provided below:

	a.	The Employer will continue to pay for the temporary occupational licenese fee. If, however, a Team Member works for the Employer for less than six (6) months.

b.

For Team Members who receive approval from MGCB for their permanent license, the Employer will reimburse the cost of the permanent license on the individual’s second anniversary with the Employer. The Employer will pay the permanent license fee or renewal fee directly for Team Members who have two years of service or more at the time of notification.

ARTICLE 24
Training

24.1

The Company will pay for any and all training required by the Company. The Company will reimburse team members for the cost of licenses that are required, upon the team member’s successful completion of the probationary period.

24.2	The Company will provide training regarding how to conduct themselves in volatile situations.

24.3	Educational Expense/Training

A.

Greektown Casino is committed to assisting team members in achieving their full career potential and excellence in job performance. Greektown Casino will provide education and/or professional development assistance to team members who meet the criteria set forth below.

B.

Regular full-time and part-time team members who have completed at least six (6) months of continuous service are eligible for educational financial assistance up to $1,200 per semester not to exceed $2,400 per year. Effective June 13, 2009, educational financial assistance shall be increased to $1,500 per semester not to exceed $3,000 per year.

C.	Team members are not eligible for educational assistance if:

	1.	They are in receipt of comparable veteran’s education benefits, scholarships or other financial aid, except for student loans;

	2.	They are on a leave of absence, other than a medical leave of absence.

	3.	Their employment record contains a disciplinary suspension within the three-month period prior to the date of the request.

D.	Each team member will be limited to reimbursement for a maximum of five courses per semester in the amounts set forth herein.

E.

Courses of study must be work related, either to the team member’s current position or for development at Greektown Casino. All courses must be from an accredited learning institution-except for EMT training with the prior approval of Management. (Such approval shall not be unreasonably denied.)

F.	At least two (2) weeks prior to the start of the class, the team member must submit a completed “Tuition Assistance” form to the Training Department, which will verify eligibility.

1.

The Training Department must verify that the course is work related and directly relates to the team member’s current position or a probable future position or if the course is a prerequisite to a course of study as prescribed in this paragraph.

	2.	Forms can be obtained from the Training Department.

G.	The Training Department will notify the team member if the course is approved or denied.

H.	Team members are reimbursed for tuition, lab fees and textbooks upon completion of the course with a “C” or better or a “pass” grade on a pass/fail course.

I.	The team member must show proof of enrollment and grades to be reimbursed for tuition, lab fees and textbooks.

J.

It is the team member’s responsibility to submit all necessary documentation (fee, receipts, transcripts, report cards and proof of course completion) to the Training Department within thirty (30) days of course completion in order to be eligible for reimbursement.

	1.	Receipts for books must show name and address of bookstore, date, total, and names of books;

	2.	Team members must meet the same eligibility criteria at the time of completion of the course as they did when they applied;

	3.	Team members can pick up their check at the Training Department two weeks after submission of the required documentation;

4.

If a team member is separated from the Company before completion of the course, or after completion but before reimbursement is received, reimbursement will be voided. Team members are encouraged to share proof of course completion with their Manager.

K.	Documentation of course completion is included in the team member’s employment record.

L.	Classes must be scheduled outside the team member’s regular work hours.

24.4	GED’s or Degree of High School Equivalency

a.

Team Members who have not completed high school and received a degree are encouraged to complete their GED where applicable. Team Members taking GED classes will be eligible for tuition reimbursement Under the tuition reimbursement guidelines set forth herein.

b.

Greektown Casino will give a self-improvement incentive of $300 to any Team Member who does not currently have a High School Diploma who enters and completes a GED program to obtain a high school equivalency degree. The incentive will be credited against the Team Member’s educational financial assistance.

	1.	Current programs must be approved by Greektown Casino.

	2.	The completed degree must be submitted as proof with registration papers that show enrollment and issuance of the degree.

ARTICLE 25
General Provisions

25.1	Union Cooperation

The Union agrees to cooperate with Company and assist the Company to attain the best efficiency possible, and shall support the Company’s efforts to introduce and improve the methods of operation.

25.2	Gender

Pronouns of gender used in this Agreement are equally applicable to the masculine or feminine genders.

25.3	Location of Post Notification

When possible, advance notice of daily assignments will be given, so that the team member may make proper preparation for that particular assignment. These assignments may change as conditions warrant and shall not serve as the basis for any claim by any team member.

25.4	Bargaining Unit Work

Supervisor team members shall be permitted to perform bargaining unit work in the case of training, emergency and when a Security Officer is not readily available for temporary relief.

	A.	Four hours is the accepted maximum time a supervisor may provide temporary relief.

B.

The employer agrees it will not subcontract work being performed by members of the bargaining unit at any time. Notwithstanding the forgoing, the Employer shall have the right, so long as it does not result in the displacement of Team Members or any reduction of hours of work for Team Members or any reduction of hours of work for Team Members to:

1.

Enter into service maintenance agreements for repair and/or maintenance of purchased or leased equipment, or to contract for repair of Security department equipment; communication systems; proprietary systems; surveillance systems; fire extinguishment systems.

2.

Provided that the existing security force has been offered any available overtime, prior to utilizing supplemental security, enter into short notice emergency agreements to supplement security capability in the event of acts of God; declared states of emergency; civil unrest; fire; flood or other natural disaster. Enter into agreements for supplemental security capability in the events or situations, of a limited duration, beyond the existing capacity of the Security function.

	C.	New Jobs

If during the life of this Agreement, new job classification are created where the preponderance of the duties of The Team Member are covered by this Agreement, the wage for such new classification shall be negotiated.

25.5	The Company may review and discuss staffing levels with the Union.

25.6

For the duration of this agreement, and under current operating conditions Officers/EMT’s will be provided their own cold/rainy weather coats. Floor mats for all post inside and out will additionally be secured and put in place. Mats will be the same as currently used in cashier’s cage.

ARTICLE 26
Vacation, Holidays and Personal/Sick Time

26.1		Vacation.

	a.	Eligibility. Upon completion of each full year of continuous service, Team Members shall be eligible for a paid vacation, according to the following schedule:

Years of Continuous Service	Amount of Paid Vacation

1-6 years	10 days
7-11 years	15 days
12 years +	20 days

Team Members who are paid fewer than 1,800 hours during a one (1) year period of continuous service, shall be entitled to paid vacation time on a pro rata basis determined by the ratio of hours actually paid to 1,800 hours, FMLA hours shall be counted as eligible hours.

Part-time Team Members shall be paid pro rata vacation pay.

b.

Scheduling of Vacations. Team Members, who have completed one (1) year but fewer than seven (7) years of continuous service, may use 10 days of earned vacation time in one day increments. Team Members who have completed seven (7) years of continuous service may use twelve days of earned vacation time in one day increments. Except in the case of an emergency, Team Members are required to submit vacation time requests as far in advance as possible. Requests for vacation time to be used in one day increments must be submitted to the Employer at least two (2) weeks in advance. All other requests for vacation the time must be submitted at least four (4) weeks in advance.

Team Members who have completed on (1) year of continuous service may use earned vacation time in four (4) hour increments twice per year.

Reasonable efforts will be made to accommodate the vacation scheduling request of Team Members.

c.	Vacation Utilization.

The Employer understands the importance of time off from work, and encourages Team Members to utilize their vacation time to ensure a balance between work and family. Team Members must use at least five (5) vacation days each anniversary year. After using at least five (5) vacation days each anniversary year, vacation may be accumulated from anniversary year to anniversary year maximum of ten (10) days. Accumulated vacation days in excess of ten (10) shall be paid to Team Members at their regular hourly rate following their anniversary date.

d.

Payment of Unused Vacation Time Upon Separation. Team Members leaving Greektown Casino with at least one (1) year of continuous service shall receive pay for earned and unused vacation time upon separation except in the following circumstances:

1.

When the separation is the result of egregious misconduct such as dishonesty, insubordination, serious discourteous or threating conduct towards a guest or employee, violence, sexual harassment, alcohol or drug abuse or being under the influence, or intentional/gross misconduct. or

		2.	When the separation is the result of a resignation and the team Member has not provided at least one (1) week notice of the Team Members’ intent to resign, except in the case of an emergency.

26.2	Recognized Holidays. The following days shall be recognized as Holidays under this Agreement:

•	New Year’s Day

•	Martin Luther King’s Birthday

•	President’s Day

•	Memorial Day

•	Independence Day

•	Labor Day

•	Thanksgiving Day

•	Christmas Day

a.

Full-time Team Members who do not work on a designated Holiday shall receive eight (8) hours of Holiday pay at their straight time hourly rate. Team Members who normally work shifts of less than eight (8) hours shall receive Holiday pay at their straight time hourly rate for the number of hours regularly worked during a single shift. Full Time Team Members who normally work shifts of more than 8 hours shall receive holiday pay at their straight time hourly rate for the number of hours regularly worked during a single shift.

b.	Full-time Team Members who work on designated Holiday shall receive eight (8) hours Holiday pay in addition to their straight time hourly rate of pay for hours actually worked on the Holiday.

Team Members who normally work shifts of less than eight (8) hours shall receive Holiday pay at their straight time hourly rate for the number of hours regularly worked during a single shift. Part time Team Members, who work on a designated Holiday, shall receive Holiday Pay in addition to their straight time hourly rate of pay for hours actually worked on the Holiday. Full time Team Members who normally work shifts of more than 8 hours shall receive holiday pay at their straight time hourly rate for the number of hours regularly worked during a single shift. Within its business needs, the Employer will maximize time off opportunities for full time Team Members on Memorial Day, Independence Day, Labor Day and Christmas Day.

c.

A Team Member must work the team Member’s scheduled shift immediately before and immediately after the designated Holiday, inorder to be eligible to receive Holiday pay, unless Management agrees that the reason for the absence is for extremely compelling circumstances beyond a Team Member’s control (not ordinary illness).

d.

A Team Member who is scheduled to work on a Holiday, but fails to report to work will not receive Holiday pay, unless Management authorizes the absence in advance or Management agrees that the reason for the absence is for extremely compelling circumstances beyond a Team Member’s control (not ordinary illness).

e.	A Team Member who is on a Leave of Absence is not eligible to receive Holiday pay for any Holiday that falls within the time period of the Team Member’s Leave of Absence.

26.2	Paid Personal/Sick Days.

a.

Upon completion of six (6) months of continuous service and upon completion of each year of continuous service thereafter, full-time Team Members shall be eligible to use Personal/Sick days as specified in the following chart:

Months or Years of Completed Continuous Service	Number of Personal/Sick Allotted Per Year

0 up to 6 months	0
6 months	2 days
12 months	2 days
2 years	3 days
3 years	3 days
4 years	4 days
5 years	5 days
6 years	6 days
7 years	7 days
8 years	7 days
9 years	7 days
10 years	8 days

b.	Personal/Sick days shall be paid at the Team Member’s straight time hourly rate for the number of hours in the scheduled shift that are actually missed.

c.

Personal/Sick days may be accumulated from anniversary year to anniversary year, with a maximum accumulation of fourteen (14) days Accumulated Personal/Sick days over fourteen (14) days will be forfeited.

d.

Following the completion of each year of continuous service, Team Member may elect to take cash in lieu of, or “cash-out,” earned and unused sick or personal days following the end of the twelve month period of continuous service in which they are earned. Payment for Personal/Sick days that are cashed out pursuant to this provision shall be paid at the Team Member’s straight time hourly rate for the number of hours regularly worked by the Team Member during a single shift.

e.

Payment of Unused Personal/Sick Days Upon Separation. Team Members leaving Greektown Casino with at least one (1) year of continuous service shall receive pay for earned and unused Personal/Sick days upon separation except in the following circumstances.

1.

When the separation is the result of egregious misconduct such as dishonesty, insubordination, serious discourteous or threatening conduct towards a guest or employee, violence, sexual harassment, alcohol or drug abuse or being under the influence, or intentional/gross misconduct; or

	2.	When the separation is the result of a resignation and the Team Member has not provided at least one (1) week notice of the Team Member’s intent to resign, except in the case of an emergency.

ARTICLE 26
Letter of Understanding

(1)

For purposes of calculating vacation and personal/sick time, the parties agree that a day shall mean 8 hours for purpose of pay. With respect to scheduling time off, the parties agree that Team Members who are normally scheduled to work a schedule other 8 hours shall be paid for the hours normally scheduled (i.e. Team Members scheduled to work 6.5 hours would receive 6.5 hours for each vacation sick/personal day taken and Team Members scheduled to work 10 hours would receive 10 hours for each vacation or sick/personal day taken up to their allotment. In the event a Team Member has less than the number of vacation and personal/sick time hours normally scheduled to work, the Team Member may elect to take pay in lieu, take the number of hours left during the shift, or take the entire shift off when utilizing the time.

(2)

During negotiations the parties agreed to add to Article 5.01 “FMLA” hours shall be counted as eligible “hours” for purposes of satisfying the 1,800 hours requirement regarding the amount of paid vacation time allotted to Team Members per year. Currently, the Employer’s payroll system does not track FMLA as paid time, although a new system is being implemented. As a result the parties agree that the benefit granted will be implemented upon the payroll’s system ability to track paid FMLA hours versus unpaid hours. In the event that the new payroll system isn’t implemented by March 1, 2008, the Union will be discussed. During the interim period Team Members who believe they have lost vacation time because of unpaid FMLA time granted after October 17, 200, should present documentation to the Labor Relations Department for correction of the record.

(3)	Employer will not unilaterally deduct from a Team Member’s personal/sick time bank unless requested by the Team Member.

ARTICLE 27
Funeral Leave

27.1

Full-time Team Members shall be eligible to utilize up to four (4) days of funeral leave with pay for the death of parents, spouse, domestic partner, children, grandparents, great grandparents, grandchildren, siblings, current father-in-law, current mother-in-law, current brother-in-law, current sister-in-law, and grandparents of spouse. These categories include step relatives and current foster children. Part-time Team Members will be eligible for funeral leave for up to three (3) days when the funeral occurs on the Team Member’s scheduled workday. “Domestic Partner” is defined under the Group Health Summary Plan Description. The parties agree and understand that the employer may require written documentation from the team member associated with funeral leave utilization.

27.2	Team members with six (6) months of service shall be eligible to utilize earned sick/personal days for bereavement.

27.3

If a team member with at least one (1) year of service does not have earned paid days available under the vacation and sick/personal day programs, the team member may borrow up to three (3) paid days from future accrual to utilize for additional Bereavement time needed.

ARTICLE 28
Health and Insurance Benefits

28.1	Eligibility. Team Members shall become eligible to enroll in Greektown Casino Casino offered health plans beginning on the 91st day of employment, except as otherwise provided in this Article.

28.2	Medical Plan Coverage. Medical plan coverage shall be provided to all Employees and dependents as follows:

A.

Health Maintenance Organization, (HMO). Greektown Casino shall offer medical plan coverage under Health Alliance and Life Plan (“HAP/EPA”) and the, Blue Care Network, HMO’s or a mutually agreed upon alternate plan, in accordance with the benefit summary described in Appendix I of this agreement. Greektown Casino shall be responsible for the entire premium for the employee and the employee’s dependents, except as set forth below.

Employee hired after the effective date of this Agreement who elect health care coverage shall be placed into one of the HMO plans for the first three (3) years of employment. Coverage shall be the same as in the Appendix I except the following:

a.	Office visits shall have a co-pay of $20.00;

b.	Prescription drug co-pay shall be $10.00 for generic drugs and $20.00 for brand name drugs when a generic equivalent is not available.

c.	Emergency Room co-pay shall be $100.00.

d.	Urgent Care Center co-pay shall be $30.00.

Employees who becomes eligible to receive health care coverage shall contribute the following weekly towards the cost during their first 12 months of coverage:

a.	Employee Only	$10.00
b.	Employee + 1	$15.00
c.	Employee + family	$20.00

B.

Preferred Provider Organization. Greektown Casino shall offer the Blue Cross Blue Shield (“BCBS”) PPO Plan, or a mutually agreed upon alternate plan, as described in Appendix II of this agreement, to eligible employees. Employees who choose the PPO shall be responsible for paying for a share of the monthly premium as follows:

a.	Employee only	$15.00	effective January 1, 2009, this amount will increase to $25.00
b.	Employee +1	$40.00	effective January 1, 2009, this amount will increase to $50.00
c.	Employee + family	$70.00

Current plan co-pays intact except as follows:

•	Wigs for children (chemotherapy & alopecia) as Durable Medical Equipment.

C.	28.3	Dental Plan.

Dental Plan coverage shall be offered to Team Members according to the plan designs and networks in existence at the time of ratification of the Collective Bargaining Agreement, or a mutually agreed upon alternate plan. Dental Plan coverage shall be offered at no cost to the Team Member. At the time of ratification Greektown Casino will work with it’s provider to put in place as soon as possible an increase in the Dental Plan Annual Maximum Benefit from $1,500 to $1,800 per participant. Also, at the time of ratification Greektown Casino will work with it’s provider to put in place as soon as possible an increase in the Lifetime Maximum for Orthodontia from $1,500 to $2,000 per Dependent Child.

28.4	Vision Plan.

Greektown Casino shall continue to offer vision benefits through Heritage Optical Vision Plan, or a mutually agreed upon alternate plan. Vision plan coverage shall be offered at no cost to the team Member.

28.5	Disability Benefits.

Greektown Casino shall continue to provide Disability Benefits to Team Members Long term and short term. Team Members hired after the ratification of the Collective Bargaining Agreement shall be subject to a one (1) year waiting period to become eligible for disability benefits. At time of ratification of this Agreement the weekly benefit maximum for short term disability shall be up to $450 per week.

28.6	Life Insurance Benefits.

Greektown Casino shall provide Life Insurance benefits at one and a half times (1 ½ x) the Team Member’s annual salary, including tips and tokes. Accidental Death Dismemberment coverage shall be provided to Team Members. Team Members may purchase additional life insurance on a voluntary basis through payroll deduction.

28.7	Open Enrollment.

An open enrollment period for benefits selection shall be held for Team Members within 90 days of ratification of the Collective Bargaining Agreement. The parties are committed to working together to provide enrollment opportunities as soon as feasible after ratification in conjunction with insurance carriers’ contract provisions.

28.8	Opt Out Option.

Team Members who have access to alternate health insurance coverage may elect to receive an “opt out option” payment of $250.00 in lieu of medical coverage during each annual open enrollment period. Team Members who select the opt-out option shall be required to provide proof of alternate health insurance coverage.

28.9	Smoking Cessation.

The parties are committed to working jointly to create appropriate programs to raise awareness of Team Members of the health risks associated with smoking and encourage Team Members to quit smoking.

28.10	Health Benefits Joint Committee.

The Company and the Union shall continue to work together on investigating Health Plan options. The purpose of the Health Benefits Committee is to explore and discuss innovative ways to control the ever increasing cost of health care, while maintaining the quality of health benefits offered to employees. The Committee shall be responsible for the following:

a.	Explore incentives for purchasing generic drugs; sanctions for purchasing brand name drugs where a generic equivalent is available.

b.	Explore a Foot Care Program as a managed care option;

c.	Explore an on-site medical facility;

d.	Explore the use of experimental drugs when requested by a physician as medically necessary;

e.

Explore alternative health care delivery options including, but not limited to: Dental Maintenance Organizations (DMOs); Managed Care prescription drugs; mental health/substance abuse alternative delivery systems; and other health care delivery options which may become available.

f.

The Health Care` Committee will explore opportunities for realizing cost savings in the Employer’s projected increases in health care costs over the term of the Collective Bargaining Agreement. If such cost savings are achieved as a result of implementation of the Health Care Committee’s recommendations, fifty percent (50%) of those cost savings will be passed on to the Team Members in a manner agreed upon by the parties.

28.11

Insurance carriers/providers of health care delivery systems shall be selected and approved by mutual agreement. However, the Employer may, at its sole discretion may choose to self insure as to the benefits described herein, so long as benefit levels do not change.

ARTICLE 29
401 (K) Retirement Plan

29.1

Greektown Casino shall provide for eligible Bargaining Unit Members to participate in the Greektown Casino 401(k) Retirement Savings Plan, as may be amended from time to time (the “Plan”). Bargaining Unit Members will be eligible to participate in the Plan beginning with the first payroll period of the month following completion of one (1) Year of Contribution Service. (“Year of Contribution Service” is defined as twelve (12)-month period beginning on the Bargaining Unit Member’s employment commencement date in which the Team Member completes 1,000 hours of service; provided, however, that if the Team Member fails to satisfy the 1,000 hour requirement during his first twelve (12)-months of employment, then subsequent Years of Contribution Service shall be measured from the end of the previous twelve (12)-month period. For purposes of determining Years of Contribution Service, forty-five (45) hours of service shall be credited for any week in which the Associate performs one (1) hour of service.

29.2

For hours worked on and after October 17, 2003, Greektown Casino shall make contributions to the Plan, no less frequently than on a bi-weekly basis, on behalf of eligible Bargaining Unit Members based on Years of Contribution Service, in the following manner:

Years of Contribution Service	Cents Per Hour

< 1 year	0 cents
1 year < 3 years	50 cents
3 years < 5 years	60 cents
5 years and up	70 cents

For hours worked on and after October 17, 2009, Greektown Casino shall make contributions to the Plan, no less frequently than on a bi-weekly basis, on behalf of eligible bargaining unit members based on years of contribution service in the following manner”

Years of Contribution Service	Cents Per Hour

< 1 Year	0 Cents
1 Year < 3Years	60 Cents
3 Years < 5 Years	70 Cents
5 Years and up	80 Cents

If a Bargaining Unit Member is continuously employed by Greektown Casino starting from his initial employment commencement date, then his Years of Contribution Service for purpose of this contribution shall be calculated by reference to his initial employment commencement date and subsequent anniversaries thereof. If a Bargaining Unit Member terminates employment with Greektown Casino, then his Years of Contribution Service he completed as of his termination date prior to being rehired, and his subsequent Years of Contribution Service shall be determined by reference to his latest employment commencement date and subsequent anniversaries thereof.

A Bargaining Unit Member who first completes a Year of Contribution Service on or after October 17, 2003, shall begin receiving this contribution for the first payroll period commencing after his completion of his first Year of Service.

Bargaining Unit Members shall become vested in these contributions based on Years of Service (1,000 hours of service in a calendar year) and the following schedule:

Years of Service	Percentage Vested in the Cents Per Hour Contributions

Less than 2 years	0%
2 but less than 3	50%
3 or more	100%

In addition, Team Members who were employed by Greektown Casino on/or before October 17, 2000, and continued in employment through October 17, 2003 (including Team Members on a leave of absence), are` 100% vested in these contributions.

29.3

This plan shall be administered with all applicable regulations and rules. No matching contributions will be made under the Plan on behalf of Bargaining Unit Members with respect to any salary reduction contributions under the Plan attributable to compensation will not be included in compensation used to determine the limits on the amount of the matching contribution.

ARTICLE 30
Dependent Care and Work-Life

30.1	Dependent Care.

Greektown shall provide a dependent care subsidy to assist Team Members with expenses associated with dependent care (as defined by the Internal Revenue Service). The dependent care subsidy provided shall be up to $40.00 per week Team Member in year one (1) of this Agreement, and shall increase up to $45.00 per week per Team Member for years two (2), three (3) and four (4), of this Agreement, and shall be subject to the following guidelines:

	a.	Team Members shall be eligible for this benefit beginning the first day of the month following six (6) months of continuous full-time employment.

b.

The dependent(s) must be a legal dependent as stated on the Team Member’s federal tax return. Proof of the federal income tax deduction on a Team Member’s most recent federal tax return shall be required.

	c.	The dependent care may be provided in the team Member’s home by a caregiver, in the home of the caregiver, or outside of the Team Member’s home.

d.

The dependent care subsidy shall be paid if the dependent care is necessary to enable to remain employed or if the dependent care subsidy is necessary to enable both a Team Member and the Team Member’s spouse to remain employed. In such circumstance, both the Team Member and the Team Member’s spouse must be working on the same or overlapping shifts for the Tem Member to qualify for the benefit. The dependent care subsidy shall not be paid if the work schedule of one spouse permits that individual to be at home while the other is working.

	e.	The dependent care subsidy shall not be paid during vacation periods, days off, or while the Team Member is on an approved leave of absence.

30.2

Team Members are required to apply for the independent care subsidy through the Human Resources Department. Team Members applying for this benefit will be asked to provide documentation to verify that the dependent(s) is being cared for by a provider as described in paragraph c. above, in addition to any other necessary information or documentation.

30.3	Work-Life. The parties recognize the importance of supporting the work, family and personal needs of Team Members and are committed to the following:

a.

A Work and Family Dependent Care Needs Assessment will be conducted to identify the dependent care needs of the Team Members. Work and Family initiatives identified by the Needs Assessment may be implemented during the life of this Agreement. The cost of the Needs Assessment will not exceed $28,000. The vendor of the Resource and Referral Program will conduct the Needs Assessment. The parties shall work jointly on this project. Initiatives from the Needs Assessment may be implemented through these services.

b.

A Resource and Referral service will be provided. The service will include a 24-hour toll free phone line and on-site consultant that assists Team Members in locating and selecting dependent care services to meet their specific needs and offers caregiver education on topics ranging from parenting to elder care. This service will be delivered by a vendor specializing in dependent care consulting services and will be jointly selected through a mutually agreed upon request for proposal process. The costs of the service shall not exceed $21.00 per Team Member per year and will include eight (8) hours of on-site consultation per month.

30.4	This subsidy shall be provided in accordance with all applicable IRS rules and Regulations.

ARTICLE 31
Leaves of Absence

          Leaves of absence without pay for reasons including bona fide illnesses, on-the-job injuries or personal reasons shall be granted to team members in accordance with the provisions of this Article after successful completion of their introductory period. The term of any leave covered by this Article may be extended of a leave request will be stated on the appropriate leave of absence request form. A leave of absence is not automatic, and must be requested, reviewed, and approved by the Company in writing. All leaves of absence will be in accordance with the Family Medical Leave Act of 1993 (“FMLA”), where applicable.

31.1	Specific Leaves of Absence

	A.	Medical Leave. A medical leave of absence will be granted to a team member due to illness or injury, according to the following guidelines:

		1.	A team member who is unable to work as a result of a job-incurred injury shall be granted a leave of absence until such time as he/she is able to return to work.

2.

A medical leave of absence will not exceed the lesser of time worked or one year. A team member who exhausts the maximum leave of absence available pursuant to this Section will be provided the opportunity to be placed on inactive status in a manner consistent with Section 31.11 of this Article.

3.

The Company may require medical evidence prior to approving a medical leave for any length of time. In the event there is a disagreement about eligibility for a medical leave there shall be an exam conducted by a jointly selected impartial medical examiner. The Employer shall pay for such opinion, which shall be binding on both parties.

4.

The Company will continue to provide medical insurance coverage for eligible team members for up to twelve (12) weeks while on an approved medical leave of absence in accordance with the requirement of the FMLA. A team member not eligible for FMLA leave will receive medical benefits until the end of the month following the month the leave began.

B.

Illness in the Immediate Family Leave. A leave of absence will be granted to a team member due to illness in a term member’s immediate family as defined by the FMLA, according to the following guidelines:

		1.	The leave will not exceed twenty-six (26) weeks.

		2.	The leave shall be requested in writing and submitted by the team member to the Human Resources Department with as much advance notice as possible.

		3.	Proof of illness may be required.

4.

The Company will continue to provide medical insurance coverage for eligible team members for up to twelve (12) weeks while on an approved leave of absence due to illness in the team member’s immediate family in accordance with the requirements of the FMLA. A team member not eligible for FMLA leave will receive medical benefits until the end of the month following the month the leave began.

C.

Child-Rearing Leave. A child-rearing leave of absence will be granted for the birth and caring of a team member’s child of for the placement of a child with a team member for adoption, according to the following guidelines:

	1.	The leave will not exceed twenty-six (26) weeks. Eligibility for a child-rearing leave ends one (1) year after the date of birth or placement of the child.

	2.	Proof of the birth or adoption may be required.

3.

The leave of absent request shall be in writing and submitted by the team member to the Human Resources Department thirty (30) days in advance of the proposed leave commencement, or with as much advance notice as possible.

D.	Military Service Leave. A military service leave of absence will be granted to a team member serving in a branch of the U.S. Military, according to the following guidelines:

1.

The leave of absence request shall be in writing and submitted by the team member to the Human Resources Department with thirty (30) days advance notice, unless the team member is called for emergency active duty.

2.

A drilling reservist will be given unpaid time off to perform their required duties, and once released from their military obligation shall not be expected to return to work on the same day they performed their military duty, with the understanding that the member shall return to work their next scheduled shift. This unpaid time off shall include the day before the scheduled drill if the member’s shift may keep them from arriving on time to their duty station.

	3.	Proof of military duty will be required prior to the approval of such leave being granted.

E.	Union Business Leave

A Union business leave of absence will be granted for up to one Team Member for purpose of accepting employment with the International SPFPA Unions, upon written request from the Union submitted to the employer at least seven (7) days prior to the first absence. A Union business leave of absence will be granted according to the following guidelines:

	i.	The leave maybe granted up to one (1) year and shall not be unreasonably denied.

	ii.	The Team Member on Union business leave shall not be assigned to any facility operated by Greektown’s owners, unless mutually agreed upon by the parties in writing.

	iii.	The Team Member elected or appointed to a Union office will be granted a leave for the team of the office.

	iv.	Time spent on Union leave will be considered time worked for purposes of seniority and benefit accruals.

31.2	Personal Leaves of Absence. Personal leaves of absence without pay may be granted to team members after successful completion of their introductory period, according to the following guidelines:

	A.	The circumstances and conditions of a personal leave request be stated on the appropriate leave of absence request form and the form must be submitted to the Human Resources Department.

	B.	A personal leave of absence will normally be limited to eight (8) weeks. Exceptions to the eight (8) week limit will be made in accordance with the requirements of the FMLA.

31.3

A team member may request, but shall not be required, to use earned/unused vacation days or sick/personal days before beginning an unpaid medical leave for the team member’s own serious health condition, or family care leave for the serious health condition of the team member’s spouse, parent or child.

31.4	Leaves of absence will not be granted to team members being laid off because of lack of work.

31.5	Leaves of absence will not be to granted probationary, temporary and part-time team members.

31.6	A team member who enters into gainful employment at another Company while on a leave of absence, unless specifically approved by the Company in writing, will be terminated.

31.7	A team member may request an extension of a leave of absence by contacting the Human Resources Department, according to the following procedures:

		A.	The Human Resources Department will require written justification and documentation for the extension.

		B.	An extension to leave of absence is not automatic and must be requested and granted in writing.

31.8	Any combination of leaves of absence (with the exception of medical leaves of absence) will be limited to a total of twenty-six (26) weeks within a one (1) year period.

31.9

The maximum length of time a team member will be covered under the Group Health Plan while on a leave of absence is two (2) months, or a maximum of twelve (12) weeks for a team member on a FMLA leave only, in any twelve (12) month period. Team members on leaves of absence beyond that time may continue their coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), if they wish. Medical coverage to be restored to a team member upon return from a leave of absence shall be that which is being offered to all other bargaining unit team members. Benefits will be restored immediately upon return from a leave of absence.

31.10	All leaves of absence require review and approval by the Human Resources Department.

31.11	Returning from a Leave of Absence

A.

Any team member returning from a leave of absence due to a medical condition, or a leave of absence due to injury is required to obtain a written release from a license physician stating that the team member is able to return to work.

B.

A team member returning from a leave of absence will be returned to his/her regular job classification, shift on the day the team member is to return to work, without loss of seniority, unless a shift bid occurred during the team member’s leave of absence. In such situation, the team member will be returned to work in the position awarded in the bidding process. Benefits will be restored immediately upon return from the leave of absence.

C.

A team member returning from a leave of absence from work in excess of the time period as stated in this Article, will receive prior service credit for seniority for time employed up to a maximum of one (1) year. The returning team member will be returned to a job in his/her former classification, which may result in the displacement of the least senior team member in that job classification. The following conditions must be met for a former team member to be eligible for such return to his/her former job classification:

1.	Return to work must occur within the lesser of time worked or three hundred sixty-five (365) days of being placed on inactive status. Team member must be able to obtain proper licensure.

2.	Intent to return to the Company must be given in writing within fifteen (15) days from the date on which the team member is placed on inactive status.

Article 32
Jury Duty or Court Appearance

32.1	Jury Duty.

A.

A team member required to perform jury duty receives his or her straight time rate of pay, less jury fees received. Compensation for jury duty is based on the number of hours the team member would regular have worked on those days.

	B.	Graveyard shift team members take off with pay either the night before or the night of their court date. Swing and Day shift team members may take off with pay the day they are in court.

C.

Team members receiving a jury summons must present the summons to their supervisor immediately. Team members must furnish the Payroll Department with proper written documentation of performed jury duty and fees received.

D.

In the event that the team members jury duty service is canceled, The team member must notify the Employer prior to 8:00 p.m. the day before the Team Member is due in court. The Employer will attempt to schedule the Team to the Team Member’s regular number of work hours.

	E.	Time spent on jury duty is not used for purposes of calculating overtime pay.

32.2	Court Appearance.

	A.	A team member required to appear in court on behalf of the Company will receive his/her regular straight time hourly rate of pay.

	B.	Time spent at administrative hearings or court proceedings on behalf of the Company is used for purposes of calculating overtime pay.

C.

If a team Member is subpoenaed as a witness other than as a witness for the employer, he/she will be considered as being on duty, but will be granted an excused absence unless the Team Member requests a vacation day or sick/personal day.

Article 33
Michigan Gaming Control Board

33.1

Under circumstances where he Michigan Gaming Control Board (“Board” or “MGCB”) acts to revoke, suspend or let expire a Team Member’s temporary or permanent gaming license, such action shall constitute an irrebuttable presumption of just cause for discharge and the Team Member can no longer be employed at Greektown Casino. If the Team Member appeals the Board’s action, Greektown Casino is not responsible for continuing to employ the Team Member during any stage of the appeal process.

     However, if the Team Member satisfies his/her obligation to the Board and his/her license is reinstated within four (4) months of termination, the Employer will reemploy the Team Member in his/her former position or a comparable position in his/her classification for which the Team Member is qualified. In such circumstances, the Team Member will be credited with seniority accrued prior to termination. Nothing in this paragraph applies to a Team Member who fails to renew his/her license, in a timely manner. The employer has no obligation to “Reemploy” those who have voluntarily allowed their license to expire.

33.2

If the Board’s action in revoking, suspending or letting expire a Team Member’s temporary or permanent gaming license is determined through the appeals process to be in error, under no circumstances will Greektown Casino be responsible for back pay, but will employ the Team Member in his/her former position, if available, or a comparable position in his/her classification for which the Team Member is qualified. In that circumstance, the Team Member would be credited with seniority accrued prior to termination.

     Notwithstanding the foregoing, if the Board’s action is reversed through the appeals process and that action was initiated pursuant to bad faith on the part of the Employer, then the Employer shall be responsible for back pay, reinstatement to the Team Member’s former or a comparable position, and for making the Team Member whole with regard to seniority and vacation credit.

33.3	Discipline.

a.

When a Team Member violates an Employer policy implemented in response to the Michigan Gaming Law, the Team Member’s violation of which may subject the Employer to a fine or other negative action, the Employer has the right to discipline the Team Member in accordance with discipline system set forth in Article 15(Discipline Article).

b.

After, investigation, Team Members determined to be responsible for variances or other violations of the internal control system, which may subject the Employer to liability pursuant to the Michigan Gaming Law, will be subject to discipline under Article 15 (Discipline Article).

c.	Nothing in this section is intended to limit Greektown Casino’s rights Under Article 15 (Discipline Article) to apply discipline for violations of Employer policies and procedures.

Article 34
Successorship

34.1

Obligations on Employer Selling or Assigning. In the event that the Employer sells or assigns its business or in the event that there is a material change in the form of ownership, the Employer shall give the SPFPA reasonable advance notice thereof in writing and shall make all payments which are due as of the date of transfer of the business for wages and benefits for team members covered by this Agreement. In addition, the Employer shall be responsible for accrued vacation payments for each team member covered by the Agreement. The Employer further agrees that as a condition to any such sale, assignment or transfer of ownership, the Employer will obtain from the successor or successors in interest a written assumption of this Agreement and furnish a copy to SPFPA.

34.2

Obligations on Successor Employers. This Agreement shall be binding upon the successors and assigns of the parties hereto. No provision, terms or obligations herein contained shall be affected, modified, altered or changed in any respect whatsoever by the consolidation, merger, sale transfer or assignment of the Employer’s interest, or any part thereof, in any establishment covered by this Agreement.

34.3	Nothing contained in this Agreement shall be construed to apply to investors or shareholders of the Employer who are not signatories to this Agreement.

Article 35
Permanent Facility

35.1	Permanent Facility

It is the express intent of the Company to utilize the team members employed at the interim facility to open and operate the new permanent property. Any and all rights or benefits acquired or accrued by team members covered by this Agreement at the present interim facility, including but limited to seniority, vacation and the right not be laid off or terminated except in accordance with Agreement, shall be fully recognized and transferred to any and all future temporary or permanent casino or hotel-casino facilities in Detroit, Michigan owned and/or substantially controlled by the Company.

Article 36
Non-Disclosure of Information

36.1

In recognition of the fact that the job duties of the Team Members covered by this Agreement as well as the mere presence of Team Members on Greektown’s property, will provide them with access to certain information concerning the Employer and its operations, the Team Members agree that they shall not disclose any classified, confidential or proprietary information, or any other information, the disclosure of which is limited by the Employer, concerning the Employer or its operations or its guests, except information having to do with wages, hours and other terms and conditions of employment, to any person not authorized to have access to such information, and that they will sign a statement to that effect. All Team Members covered by this Agreement shall be fully and exclusively responsible for any violations of this Article, and shall not only be subject to discipline up to and including discharge by the Employer for such a violation, but shall be subject to any criminal, civil or other penalties and/or liability resulting from their violation of this Article.

Article 37
Terms of Contract Renewal

37.1

This Agreement shall be in full force and effect from June 13, 2008 through 11:59 until June 13, 2012 and from year to year thereafter unless either party hereto shall notify the other, in writing, by certified mail, not less than sixty (60) days prior to the expiration date, or the same date of any succeeding year, of a desire to terminate, modify or amend this Agreement.

The parties agree that this Collective Bargaining Agreement completely and accurately reflects their agreement. This Agreement may be modified only by joint agreement of the Company and the Union. Such modification(s) shall be effective only if they are in writing, and signed by an authorized representative of each party.

/s/ Bruce Berger	/s/ Dwayne Phillips

For Greektown Casino	For International Union,
Security, Police,
Fire Professional of America,
and its Amalgamated Local
#1227

Date: 2-11-09	Date: 2-11-09

/s/ Elton Pennington
Vice President

Dedication Page

This contract would not have been possible without the hard work and Dedication to duty of the following members:

Dwayne B. Phillips	Elton E. Pennington

Local President	Local Vice President

Joshlyn Johnson	Thomas Friend

Financial Treasurer	Chief Steward

Joseph Douglas	Robert Allen

EMT Committee	Outside Committee

Side Letter #1
Article 20 Lunch Relief

          The parties agree that in cases where a Team Member returns late from his/her break or meal period and can verifiably demonstrate that the delay was a result of assisting a guest, no disciplinary action (including issuing points) is appropriate.

Addendum I
Dues Authorization Card

Dues Authorization Card will be placed here.

Pages 50

Side Letter #2
Merger of Outside and Inside Classification

•	The merger will not take place until the hotel opens

•	The two tier pay rate will continue until the merger is enacted

•	The company will assist officers in attaining their gaming licenses with training and instruction

•	The company will offer paid training on inside operations

•	Any and all layoffs will be done in accordance with department seniority rules

•

Outside officers wishing to transfer to the new hotel security (SPFPA Represented) positions, shall be given first priority, as long as they are qualified up to a maximum of 10 transfers from current population.

Side Letter #3
Hotel Security

Hotel Officers will be union employees.

Under current operating conditions, officers assigned to the Hotel are currently not required to have a MGCB License.

No officer will be assigned to perform hotel security operations without completing the established requirements.

To maintain a consistent core of Hotel Officers, only Hotel Officers can bid for shifts/bump Hotel positions.

To meet essential functions of the job, officer candidates for the Hotel must take a physical exam to ensure candidate can meet all job description requirements.

Officer candidates for the Hotel must satisfactorily complete written cognitive test related to security job functions.

Officer candidates must be able to perform a basic stair climb agility test which consists of climbing one third or 10 of 30 floors for time. Stair Climb will be timed and scored from lowest to highest completion time. Times of 4 minutes or more will not be considered acceptable. An officer will have one chance per position opening.

A maximum of 10 current Officers who meet all the Hotel Officer requirements will be permitted to transfer to the Hotel.

Side Letter #4
EMT Issues

Utilization:

The company will make a reasonable effort to ensure that EMT Officers are given posts that will allow them quick response times to medical runs.

Staffing:

The company has the exclusive right to control manning levels which may mean that an EMT Officer might work solo from time to time. The company will always take the safety of the employees and guests into consideration when it comes to EMT Officers on duty. The number of EMT Officer(s) on duty will never be the only reason an EMT officer is denied a PTO/Vacation request.

RDO:

The Blocks of RDO’s given to the EMT Officer(s) to bid on will be separate from the Security Officers and based only on the EMT Officers staffing needs.

License Fees:

The company will continue paying for the EMT license renewal, and unpaid time shall be given to attend classes as long as proof is provided to the company of attendance.

Coordinator:

It was agreed that the EMT Coordinator position shall be held by management personnel, but the opinion and insight of the field EMT Officers will be heard and given the proper consideration.

Equipment:

The company will purchase new EMT Bags, Larger Oxygen bottles, and every EMT Officer along with every Security Officer will be issued their own cold weather coat.

Overtime:

The Company will make every effort in giving as much advance notice to the on duty EMT staff that over-time is required. Minimum expectation is at least 2 hours notice.

Side Letter #5
Minor Access Into The Casino

Discipline:

Both parties agree that a minor gaining access into the casino is a serious matter and should be prevented with all possible means. If a minor should get past an officer at an entry post both parties agree that corrective action is required. If this corrective action is deemed to be disciplinary suspension the number of days given should be reasonable taking the following items into consideration.

•	The officer’s efforts during the ID process were they in line with department SOPs

•	The officer’s past discipline record

Further consideration should be given to a first time offense, and if through investigation of the facts it is determined that the officer practiced “due diligence” and was tricked by a pass-off, a good quality fake ID, or a strong likeness of the ID photo and the minor who gained access.

The company reserves the right to terminate in cases of dishonesty and gross inattention to duty.

2008 Negotiations SPFPA/Greektown Casino
Memorandum of Understanding

During negotiations the parties discussed and agreed to the following understandings in regards to Roll-Call

•	Roll-Call will start 15 minutes before shift begins

•	The Team Member is tardy for Roll-Call if they enter the room after the supervisor has called attention to Roll-Call

•	Discipline for tardiness to Roll-Call shall be assessed in the following matter.

1.)	It shall be a separate assessment and not with the Code of Conduct Violations, for purposes of progressive discipline.

2.)	Tardiness will be documented on write-ups in progressive matter and placed on a rolling 60 day drop off counter.

Roll-Call space:

Both doors on the room will be opened and remain open during the actual Roll-Call.

Swipe in/out

Once Roll-Call is completed Team Member can swipe at 7 minutes before the top of the hour and go to their work assignment.

Team Members who have finished their shift and turned in their radio may swipe out 7 minutes before the top of the hour, or 7 minutes after, but must be swiped out before 8 minutes after the hour or have a valid reason for the late swipe.

Topics of Understanding
Union Activity
(Council Button)

1.)

The Union and the Employer shall work together to create a mutually acceptable design for a single button that is consistent with the goals and purposes of the team member uniform policy. Once the Union and the Employer agree upon a jointly designed button, team members may wear such button on their uniform.

Team members may wear Union buttons for each of their respective Unions on their costume/uniform as long as it does not obstruct their nametag, gaming license and promotional buttons.

Team Member Parking

2.)

The Employer shall provide parking in the immediate vicinity of the casino at no cost for all team members. In the event this parking becomes unavailable, the Employer shall provide off-site parking and shuttle service at no cost to team Members.

Good Attendance

3.)

Security Officers/EMT’s with “good attendance” from June 13 through the following June 13 of each year may earn a maximum of one (1) unpaid day off to be scheduled and used in the next June 13 through June 13 period, in the same manner as a Paid Personal/sick day. A Team Member shall be considered to have “good attendance” if he/she receives three (3) points or less during the qualifying period.

Breath Mints/Water at Posts

4.)

So long as team members are discreet, sanitary, and are fully performing their responsibilities, breath mints and water may be consumed by Officers at their posts. Should this privilege be abused or become an issue it will be discontinued at Management’s discretion.

Tips/Toke for Officers

5.)

For a one year trial period commencing with this agreement Security Personnel may accept individual tips/tokes, in the casino wide prescribed and verifiable manner, subject to the allowance of any regulatory agency, and or change in internal or external controls. Security Personnel specifically are not authorized to accept tips/tokes for the entry of any vehicles into casino parking spaces/garage/valet or entry by guests into the casino/entertainment complex/restaurants, etc. Such violations are a terminable offense.

At the end of the year trial period the parties will review the continuation or discontinuation of this approach.

Female Hair Standards

6.)

The parties agree that the issue of hair for all genders is primarily one of professional appearance and non offensive to guests. All hair styles/lengths must adhere to the existing Greektown Casino appearance policy. The parties further agree that the issue of safety is paramount concerning the subject of hair length for female team members. So long as the length of hair is not longer than shoulder length, does not violate existing appearance policy, and there are no incidents related to employee safety, this allowance will be made.

Work Schedule:

7.)	Parties agree to discuss in Department Labor/Management Meetings alternative work scheduled (i.e., four (4) ten hour days)

Investigative Suspension:

8.)	Parties agree to continue to handle Investigative Suspension as outlined in the Current SOP’s (2005) page 39

Drug Test:

9.)	Management reserves the right to drug test employees who have been off work on a Leave of Absence prior to their return to work

Officer’s Shoes:

10.)	All Officers are required to wear black enclosed shoes/footwear which is clean and presentable

Leadership Training:

11.)	Management will provide leadership training for all supervisors.

Suspension:

12.)

The parties have agreed that a disciplinary suspension for attendance must only be served 1 time in any 12 month rolling calendar for the purpose of corrective progressive discipline regarding attendance discipline.

A.

The parties agree that although Management reserves the right to assess a disciplinary suspension commensurate with the offense, in most cases, a 1 day suspension is appropriate to modifying the employee’s attitude and behavior and impressing upon them the required expectations for employee conduct and professionalism.

B.

The parties agree, that in most circumstances, where both the supervisor and employee are available and present, discipline should be assessed in a timely fashion. The “timeliness” of discipline being assessed, however, is not a defense to employee misconduct or the exclusion of discipline.

COMPLETE AGREEMENT

          This Agreement is intended to set forth the entire understanding between the parties and each party waives the right to enter into negotiations on any subject during the term of this Agreement, unless the Agreement makes express provisions therefore. No alteration or modification of this Agreement shall be effective unless executed in writing by both Union and Company. The waiver of any breach or condition of this Agreement by either party shall not constitute a precedent in the future enforcement of the terms of this Agreement.